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                                               FILING PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-31160

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 7, 2000)

                                1,499,998 SHARES

                                CELERITEK, INC.

                                  COMMON STOCK

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     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

SELLING SHAREHOLDERS

     The following table contains the correct shareholder information for the disposition of shares held by entities previously identified as Snorkel Bay & Co. and Snail Sand & Co., respectively.

                                                      SHARES OWNED                     SHARES TO BE OWNED
                                                     BEFORE OFFERING                     AFTER OFFERING
                                                   -------------------  SHARES TO BE   -------------------
NAME                                               NUMBER   PERCENTAGE    OFFERED      NUMBER   PERCENTAGE
------------------------------------------         -------  ----------  ------------   ------   ----------
Kemper Small Capitalization Equity Fund(6)         153,300     1.3%        150,000     2,300        --

Kemper Variable Series -- Kemper Small Cap
   Growth Portfolio(6)                              47,700      --          47,000       700        --

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(6) Scudder Kemper Investments, Inc. acts as investment manager for the Kemper
    Small Capitalization Equity Fund and the Kemper Variable Series -- Small Cap Growth Portfolio and may be deemed to be a beneficial owner of the shares. The percentage of shares owned before offering is based on 11,688,737 shares outstanding as of July 21, 2000.

GENERAL

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY
     BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this prospectus supplement is July 25, 2000.

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